Exhibit 99.1

FOR IMMEDIATE RELEASE

Urologix Reports Results

For Fiscal Year 2011 First Quarter

Highlights:

▪  Revenue increased 3 percent in the first quarter of fiscal year 2011 compared to the fourth quarter of fiscal year 2010

▪  Net loss of $0.05 per diluted share consistent with first quarter of fiscal year 2010

MINNEAPOLIS — November 3, 2010 — Urologix®, Inc. (NASDAQ:ULGX), a medical device company that develops, manufactures and markets minimally invasive Cooled ThermoTherapy™ technology to urologists to provide a durable and effective in-office treatment for patients suffering from benign prostatic hyperplasia (BPH), today reported financial results for the first quarter of its fiscal year 2011 that ended September 30, 2010.

Fiscal 2011 first-quarter revenue was $3.4 million, up 3 percent from the $3.3 million reported in the fourth quarter of fiscal year 2010 and down 13 percent compared to the $3.9 million reported for the same period of the prior year.  The sequential revenue increase in the first quarter of fiscal year 2011 was due to an increase in Prostaprobe sales to our third party mobiles following a temporary backorder in the prior quarter.  The revenue decline compared to the prior year quarter is primarily due to the fiscal year 2010 first quarter benefit of the temporary market withdrawal of a competitive product and the impact of changes in our sales force during the first quarter of fiscal year 2011.

For its fiscal year 2011 first quarter, Urologix posted a net loss of $708,000, or $0.05 per diluted share, on revenue of $3.4 million.  This compares to a net loss of $677,000, or $0.05 per diluted share, in the prior-year first quarter and a net loss of $622,000, or $0.04 per diluted share, in the fourth quarter of fiscal year 2010.  The fourth quarter of fiscal year 2010 included a tax benefit of $84,000 related to a net operating loss carry back claim that decreased the net loss in that period.

“Our business stabilized in the first quarter of fiscal year 2011 following the external challenges caused by reimbursement uncertainty in the fourth quarter.  However, we did not achieve our growth expectations this quarter partially due to turnover in sales personnel in several territories,” stated Stryker Warren Jr., CEO.  “We believe we will see a positive impact from these changes in the second fiscal quarter as we were very successful in recruiting talented individuals into the sales organization with only one expansion territory remaining open at the end of the first quarter.  In addition, we took advantage of this transition to redistrict some territories to increase focus on geographies where we believe there is greater potential.  Through training, leadership and clear messaging, our sales force will continue to present Urologix’ Cooled ThermoTherapy to urologists as the early therapeutic choice to treat BPH patients versus chronic medication.”

The Company’s cash utilization was $1,001,000 for the quarter ended September 30, 2010.  This compares to a cash utilization of $1,043,000 in the same period of fiscal year 2010, a reduction of $42,000.  Historically, cash utilization is greatest in the first quarter as annual payments including insurance premiums, bonuses earned in the prior year, year-end audit fees and other yearly expense items are made during this period. The Company’s cash balance was $4.7 million as of September 30, 2010, which management considers sufficient to fund working capital and capital resource needs beyond the next twelve months.  The Company has no debt.

In the first quarter of fiscal year 2011, revenue from catheter sales to direct accounts contributed 38 percent of overall revenue as compared to 39 percent in the fourth quarter of fiscal year 2010. Revenue derived from the Urologix mobile service represented 46 percent of overall revenue in the first quarter of fiscal year 2011 compared to 49 percent in the fourth quarter of fiscal year 2010.  Third party mobile revenue represented approximately 14 percent of overall revenue in the first quarter of fiscal year 2011 compared with 10 percent of revenue in the fourth quarter of fiscal year 2010.

Gross profit for the fiscal year 2011 first quarter was $1.8 million, or 55 percent of revenue, compared to $1.8 million, or 54 percent of revenue, for the fourth quarter of fiscal year 2010 and $2.1 million, or 55 percent of revenue, in the first quarter of fiscal year 2010.

Operating expense in the first quarter of fiscal year 2011 decreased $287,000, or 10 percent, when compared to the first quarter of fiscal year 2010 primarily as a result of a reduction in commissions due to lower revenue but also from a reduction of $85,000 in general and administrative expense.  In spite of decreasing overall operating expense, the Company increased investment in research and development spending in the first quarter of fiscal year 2011 by 24 percent compared to the first quarter of fiscal year 2010.  On a sequential basis, operating expense increased 3 percent compared to the fourth quarter of fiscal 2010.

“Our goal at Urologix is to expand the in-office BPH market by providing an effective, durable and safe non-surgical alternative to medical therapy,” said Mr. Warren.  “We enter the second quarter of this year with an improved sales organization that is capable of meeting our expectations and achieving our goals. We will continue to face challenges, especially in the external marketplace, given the uncertainty in Medicare reimbursement and the economic environment.  However, Urologix’ potential opportunity is significant enough that successful execution in developing the market should generate revenue growth, a positive cash flow and meaningful shareholder value.”

Earnings Call Information

Urologix will host a conference call with the financial community to discuss fiscal year 2011 first quarter results on Wednesday, November 3, 2010 at 4:00 p.m. Central Daylight Time.  To listen to the call, please dial 1-866-804-6923 and enter the Participant Passcode 28694468 at least 10 minutes prior to the call.  A live webcast of the call will be available through the investor relations section of the Company’s website at www.urologix.com and available for replay approximately two hours after the completion of the call.

About Urologix

Urologix, Inc., based in Minneapolis, develops, manufactures and markets minimally invasive medical products for the treatment of urological disorders. The Company has developed and offers non-surgical, anesthesia-free, catheter-based treatments that use a proprietary cooled microwave technology for the treatment of benign prostatic hyperplasia (BPH), a condition that affects more than 23 million men worldwide. Urologix’ products include the CoolWave® and Targis® control units and the CTC Advance™, Targis® and Prostaprobe® catheter families. All of Urologix’ products utilize Cooled ThermoTherapy™ - targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort - and provide safe, effective, lasting relief of the symptoms of BPH.

Forward Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate” or “continue” or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, statements about the Company’s future revenue and operating performance, about the effect of changes in its sales organization, the adequacy of its cash balance, or about the development and marketing of new products. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause the actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include the risk factors described in the Company’s Annual Report on Form 10-K for the year ended June 30, 2010 and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

Contact: Brian J. Smrdel, Chief Financial Officer, (763) 475-7696

-  Financials Follow  -

Urologix, Inc.

Statements of Operations

(Unaudited, in thousands, except per share data)

	Three Months Ended September 30,
	2010	2009

Revenue	$3,352	$3,853
Cost of goods sold	1,523	1,715
Gross profit	1,829	2,138

Operating expense:
Selling, general and administrative	1,986	2,377
Research and development	546	442
Total Operating expense	2,532	2,819

Operating loss	(703)	(681)
Interest income, net	1	—
Loss before income taxes	(702)	(681)

Income tax expense (benefit)	6	(4)
Net loss	$(708)	$(677)

Net loss per common share—basic	$(0.05)	$(0.05)

Net loss per common share—diluted	$(0.05)	$(0.05)

Weighted average number of common shares outstanding—basic	14,514	14,480

Weighted average number of common shares outstanding—diluted	14,514	14,480

Urologix, Inc.

Balance Sheets

(Unaudited, in thousands)

	September 30, 2010	June 30, 2010
ASSETS
Current assets:
Cash and cash equivalents	$4,701	$5,702
Accounts receivable, net	1,472	1,378
Inventories	1,582	1,498
Prepaids and other current assets	339	139
Total current assets	8,094	8,717
Property and equipment:
Property and equipment	11,655	11,669
Less accumulated depreciation	(10,767)	(10,655)
Property and equipment, net	888	1,014
Identifiable intangible assets, net	117	123
Other assets	300	349
Total assets	$9,399	$10,203

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$607	$434
Accrued compensation	574	875
Deferred income	119	169
Other accrued expenses	455	519
Total current liabilities	1,755	1,997
Other long term accrued expenses	53
Total liabilities	1,808	1,997
Shareholders’ equity:
Common stock	144	144
Additional paid-in capital	114,453	114,360
Accumulated deficit	(107,006)	(106,298)
Total shareholders’ equity	7,591	8,206
Total liabilities and shareholders’ equity	$9,399	$10,203

Urologix, Inc.

Condensed Statements of Cash Flows

(Unaudited, in thousands)

	Three Months Ended September 30,
	2010	2009
Operating Activities:
Net loss	$(708)	$(677)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	162	218
Loss on disposal of assets	—	2
Provision for bad debts	(9)	9
Employee stock-based compensation expense	93	126
Change in operating items:
Accounts receivable	(85)	(504)
Inventories	(101)	42
Prepaids and other assets	(151)	(160)
Accounts payable	173	118
Accrued expenses and deferred income	(362)	(187)
Net cash used for operating activities	(988)	(1,013)

Investing Activities:
Purchase of property and equipment	(13)	(38)
Net cash used for investing activities	(13)	(38)

Financing Activities:
Proceeds from stock option exercises	—	8
Net cash provided by financing activities	—	8

Net decrease in cash and cash equivalents	(1,001)	(1,043)
Cash and cash equivalents:
Beginning of period	5,702	7,032
End of period	$4,701	$5,989

Supplemental cash-flow information

Income taxes paid during the period	$5	$4
Net amount of inventory transferred to property and equipment	$18	$84